Exhibit 99.1

Zynex Announces Change of Auditor

Englewood, CO – June 13, 2022 – Zynex, Inc. (“Zynex or the “Company) (NASDAQ: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, rehabilitation, and patient monitoring, today announced that it has changed its auditors from Plante & Moran, PLLC (“Plante Moran”) as the Company’s independent registered accounting firm to Marcum LLP effective June 13, 2022. The appointment of Marcum LLP was made after careful consideration and an evaluation process by the Company and approved by the Board of Directors and the Audit Committee of the Company.

"We are pleased to announce the engagement of Marcum LLP, a reputable name in the marketplace with a strong public company practice. We would like to thank Plante Moran for their expertise and guidance in working with the Company over the previous five years," said Thomas Sandgaard, Chief Executive Officer of the Zynex.

During the Company’s fiscal years ended December 31, 2021 and 2020 and through the date of this Current Report on Form 8-K, there was no disagreement between the Company and Plante Moran on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Plante Moran’s satisfaction, would have caused Plante Moran to make reference to the subject matter of the disagreement in connection with its reports for such fiscal years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

About Zynex, Inc.
Zynex, founded in 1996, develops, manufactures, markets, and sells medical devices used for pain management and rehabilitation as well as non-invasive fluid, sepsis, and laser-based pulse oximetry monitoring systems for use in hospitals. For additional information, please visit: www.zynex.com.

Contact: Zynex, Inc. (800) 495-6670

Investor Relations Contact:
Gilmartin Group

650 Fifth Ave., Suite 2720

New York, NY 10019
ir@zynex.com